Exhibit 99.1

Liberty Global Appoints Dana Strong as Chief Transformation Officer

Denver, Colorado - January 21, 2015:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Virgin Media today announce that Dana Strong, Chief Operating Officer (“COO”) of Virgin Media, has been tapped to take on a new role within Liberty Global. Effective January 31, Dana will assume the position of Senior Vice President, Chief Transformation Officer for Liberty Global. In this role, Dana will report directly to the Chief Executive Officer (“CEO”) Mike Fries and will join Liberty Global's Executive Management Committee.

Dana Strong joined the company in 1999 and held numerous positions before becoming COO for Virgin Media, including CEO of UPC Ireland and COO of AUSTAR Entertainment in Australia. In her new role, Dana will work with Mike on identifying the strategic and operational opportunities that will shape the success of Liberty Global's business over the coming years.

Mike Fries commented, "Having delivered exceptional value creation over the last five years, it is the perfect time to identify and execute the strategic and operational opportunities that will shape Liberty Global's success over the next five years. This is one of my highest priorities and I am delighted to have Dana Strong join me and my executive team as a change-agent in that effort. Dana brings with her a unique blend of strategic and operational knowledge, which will be a great asset in this new role."

Tom Mockridge commented, "I want to wish Dana every success in her new position with Liberty. Dana has been a pivotal member of the Virgin management team and has helped to deliver great results over the past 18 months, culminating in a record quarter for subscriber and customer growth in Q4 2014. She leaves the business with a strong management team, a new operating structure, and a transformed content and bundle offering for our customers. We expect to announce her replacement in the coming weeks."

About Liberty Global
Liberty Global is the world’s largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading services are provided through next-generation networks and innovative technology platforms that, when combined with those of Ziggo N.V., connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

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